UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),

(c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. 2)*

Roblox Corporation

(Name of Issuer)

Class A Common Stock, $0.0001 par value

(Title of Class of Securities)

771049 10 3

(CUSIP Number)

December 31, 2023

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 771049 10 3	Page 2 of 21

1.	Name of Reporting Persons Altos Ventures IV, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 9,605,481 (2)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 9,605,481 (2)
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 9,605,481 (2)
10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (11) 1.7% (3)
12.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule 13G is filed by Altos Ventures IV, L.P. (“Altos IV”), Altos Ventures IV Liquidity Fund, L.P. (“Altos IV LF”), Altos Roblox SPV 1, LLC (“AR SPV 1”), Altos Roblox SPV 2, LLC (“AR SPV 2”), Altos Ventures IV Reserve Fund, L.P. (“Altos IV RF”), Altos Roblox SPV 2020, LLC (“AR SPV 2020”), Altos Hybrid 2, L.P. (“Altos Hybrid 2”), Altos Hybrid 4, L.P. (“Altos Hybrid 4” and, collectively with Altos IV, Altos IV LF, AR SPV 1, AR SPV 2, Altos IV RF, AR SPV 2020 and Altos Hybrid 2, the “Altos Funds”), Altos Management Partners IV, LLC (“Altos IV GP”), Altos Hybrid 2 GP, LLC (“Altos Hybrid 2 GP”), Altos Hybrid 4 GP, LLC (“Altos Hybrid 4 GP”), Altos Roblox Management Partners, LLC (“Altos Roblox Management”), Altos Roblox 2020 Management Partners, LLC (“AR 2020 Management” and, collectively with Altos IV GP, Altos Hybrid 2 GP, Altos Hybrid 4 GP and Altos Roblox Management, the “General Partners and Managers”), Altos Ventures Management, Inc. (“AVMI”), Anthony P. Lee (“Lee”), Han Kim (“Kim”) and Hodong Nam (“Nam”) (collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	The shares are held directly by Altos IV.

(3)	The beneficial ownership percentage is based on a total of 573,650,725 shares of Class A Common Stock outstanding as of November 1, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the Securities and Exchange Commission on November 8, 2023.

CUSIP No. 771049 10 3	Page 3 of 21

1.	Name of Reporting Persons Altos Ventures IV Liquidity Fund, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 17,324,065 (2)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 17,324,065 (2)
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 17,324,065 (2)
10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (11) 3.0% (3)
12.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	The shares are held directly by Altos IV LF.

(3)	The beneficial ownership percentage is based on a total of 573,650,725 shares of Class A Common Stock outstanding as of November 1, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the Securities and Exchange Commission on November 8, 2023.

CUSIP No. 771049 10 3	Page 4 of 21

1.	Name of Reporting Persons Altos Roblox SPV 1, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 11,535,227 (2)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 11,535,227 (2)
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 11,535,227 (2)
10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (11) 2.0% (3)
12.	Type of Reporting Person (See Instructions) OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	The shares are held directly by AR SPV 1.

(3)	The beneficial ownership percentage is based on a total of 573,650,725 shares of Class A Common Stock outstanding as of November 1, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the Securities and Exchange Commission on November 8, 2023.

CUSIP No. 771049 10 3	Page 5 of 21

1.	Name of Reporting Persons Altos Roblox SPV 2, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 1,613,506 (2)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 1,613,506 (2)
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,613,506 (2)
10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (11) 0.3% (3)
12.	Type of Reporting Person (See Instructions) OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	The shares are held directly by AR SPV 2.

(3)	The beneficial ownership percentage is based on a total of 573,650,725 shares of Class A Common Stock outstanding as of November 1, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the Securities and Exchange Commission on November 8, 2023.

CUSIP No. 771049 10 3	Page 6 of 21

1.	Name of Reporting Persons Altos Ventures IV Reserve Fund, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 375,764 (2)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 375,764 (2)
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 375,764 (2)
10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (11) 0.1% (3)
12.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	The shares are held directly by Altos IV RF.

(3)	The beneficial ownership percentage is based on a total of 573,650,725 shares of Class A Common Stock outstanding as of November 1, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the Securities and Exchange Commission on November 8, 2023.

CUSIP No. 771049 10 3	Page 7 of 21

1.	Name of Reporting Persons Altos Roblox SPV 2020, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 8,033,742 (2)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 8,033,742 (2)
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 8,033,742 (2)
10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (11) 1.4% (3)
12.	Type of Reporting Person (See Instructions) OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	The shares are held directly by AR SPV 2020.

(3)	The beneficial ownership percentage is based on a total of 573,650,725 shares of Class A Common Stock outstanding as of November 1, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the Securities and Exchange Commission on November 8, 2023.

CUSIP No. 771049 10 3	Page 8 of 21

1.	Name of Reporting Persons Altos Hybrid 2, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 192,722 (2)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 192,722 (2)
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 192,722 (2)
10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (11) 0.0% (3)
12.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	The shares are held directly by Altos Hybrid 2.

(3)	The beneficial ownership percentage is based on a total of 573,650,725 shares of Class A Common Stock outstanding as of November 1, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the Securities and Exchange Commission on November 8, 2023.

CUSIP No. 771049 10 3	Page 9 of 21

1.	Name of Reporting Persons Altos Hybrid 4, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 111,112 (2)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 111,112 (2)
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 111,112 (2)
10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (11) 0.0% (3)
12.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	The shares are held directly by Altos Hybrid 4.

(3)	The beneficial ownership percentage is based on a total of 573,650,725 shares of Class A Common Stock outstanding as of November 1, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the Securities and Exchange Commission on November 8, 2023.

CUSIP No. 771049 10 3	Page 10 of 21

1.	Name of Reporting Persons Altos Management Partners IV, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 27,305,310 (2)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 27,305,310 (2)
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 27,305,310 (2)
10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (11) 4.8% (3)
12.	Type of Reporting Person (See Instructions) OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of (i) 9,605,481 shares held directly by Altos IV, (ii) 17,324,065 shares held directly by Altos IV LF, and (iii) 375,764 shares held directly by Altos IV RF. Altos IV GP is the general partner of Altos IV, Altos IV RF and Altos IV LF and has voting and dispositive power with respect to these shares.

(3)	The beneficial ownership percentage is based on a total of 573,650,725 shares of Class A Common Stock outstanding as of November 1, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the Securities and Exchange Commission on November 8, 2023.

CUSIP No. 771049 10 3	Page 11 of 21

1.	Name of Reporting Persons Altos Hybrid 2 GP, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 192,722 (2)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 192,722 (2)
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 192,722 (2)
10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (11) 0.0% (3)
12.	Type of Reporting Person (See Instructions) OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of 192,722 shares held directly by Altos Hybrid 2. Altos Hybrid 2 GP is the general partner of Altos Hybrid 2 and has voting and dispositive power with respect to these shares.

(3)	The beneficial ownership percentage is based on a total of 573,650,725 shares of Class A Common Stock outstanding as of November 1, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the Securities and Exchange Commission on November 8, 2023.

CUSIP No. 771049 10 3	Page 12 of 21

1.	Name of Reporting Persons Altos Hybrid 4 GP, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 111,112 (2)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 111,112 (2)
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 111,112 (2)
10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (11) 0.0% (3)
12.	Type of Reporting Person (See Instructions) OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of 111,112 shares held directly by Altos Hybrid 4. Altos Hybrid 4 GP is the general partner of Altos Hybrid 4 and has voting and dispositive power with respect to these shares.

(3)	The beneficial ownership percentage is based on a total of 573,650,725 shares of Class A Common Stock outstanding as of November 1, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the Securities and Exchange Commission on November 8, 2023.

CUSIP No. 771049 10 3	Page 13 of 21

1.	Name of Reporting Persons Altos Roblox Management Partners, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 13,148,733 (2)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 13,148,733 (2)
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 13,148,733 (2)
10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (11) 2.3% (3)
12.	Type of Reporting Person (See Instructions) OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of (i) 11,535,227 shares held directly by AR SPV 1 and (ii) 1,613,506 shares held directly by AR SPV 2. Altos Roblox Management is the manager of each of AR SPV 1 and AR SPV 2 and has voting and dispositive power with respect to these shares.

(3)	The beneficial ownership percentage is based on a total of 573,650,725 shares of Class A Common Stock outstanding as of November 1, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the Securities and Exchange Commission on November 8, 2023.

CUSIP No. 771049 10 3	Page 14 of 21

1.	Name of Reporting Persons Altos Roblox 2020 Management Partners, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 8,033,742 (2)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 8,033,742 (2)
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 8,033,742 (2)
10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (11) 1.4% (3)
12.	Type of Reporting Person (See Instructions) OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of 8,033,742 shares held directly by AR SPV 2020. AR 2020 Management is the manager of AR SPV 2020 and has voting and dispositive power with respect to these shares.

(3)	The beneficial ownership percentage is based on a total of 573,650,725 shares of Class A Common Stock outstanding as of November 1, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the Securities and Exchange Commission on November 8, 2023.

CUSIP No. 771049 10 3	Page 15 of 21

1.	Name of Reporting Persons Altos Ventures Management, Inc.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization California
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 135,698 (2)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 135,698 (2)
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 135,698 (2)
10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (11) 0.0% (3)
12.	Type of Reporting Person (See Instructions) CO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of 135,698 shares held directly by AVMI.

(3)	The beneficial ownership percentage is based on a total of 573,650,725 shares of Class A Common Stock outstanding as of November 1, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the Securities and Exchange Commission on November 8, 2023.

CUSIP No. 771049 10 3	Page 16 of 21

1.	Name of Reporting Persons Anthony P. Lee
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 4,779,672
	6.	Shared Voting Power 48,927,317 (2)
	7.	Sole Dispositive Power 4,779,672
	8.	Shared Voting Power 48,927,317 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 53,706,989 (2)
10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (11) 9.4% (3)
12.	Type of Reporting Person (See Instructions) IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes an aggregate of 48,791,619 shares held directly by the Altos Funds and 135,698 shares held directly by AVMI. The Reporting Person is a managing member of each of the General Partners and Managers and a member of the Board of Directors of AVM, Inc., and shares voting and dispositive power with respect to these shares.

(3)	The beneficial ownership percentage is based on a total of 573,650,725 shares of Class A Common Stock outstanding as of November 1, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the Securities and Exchange Commission on November 8, 2023.

CUSIP No. 771049 10 3	Page 17 of 21

1.	Name of Reporting Persons Han Kim
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 4,136,396
	6.	Shared Voting Power 48,927,317 (2)
	7.	Sole Dispositive Power 4,136,396
	8.	Shared Voting Power 48,927,317 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 53,063,713 (2)
10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (11) 9.3% (3)
12.	Type of Reporting Person (See Instructions) IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes an aggregate of 48,791,619 shares held directly by the Altos Funds and 135,698 shares held directly by AVMI. The Reporting Person is a managing member of each of the General Partners and Managers and a member of the Board of Directors of AVM, Inc., and shares voting and dispositive power with respect to these shares.

(3)	The beneficial ownership percentage is based on a total of 573,650,725 shares of Class A Common Stock outstanding as of November 1, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the Securities and Exchange Commission on November 8, 2023.

CUSIP No. 771049 10 3	Page 18 of 21

1.	Name of Reporting Persons Hodong Nam
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 4,711,718
	6.	Shared Voting Power 48,927,317 (2)
	7.	Sole Dispositive Power 4,711,718
	8.	Shared Voting Power 48,927,317 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 53,639,035 (2)
10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (11) 9.4% (3)
12.	Type of Reporting Person (See Instructions) IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes an aggregate of 48,791,619 shares held directly by the Altos Funds and 135,698 shares held directly by AVMI. The Reporting Person is a managing member of each of the General Partners and Managers and a member of the Board of Directors of AVM, Inc., and shares voting and dispositive power with respect to these shares.

(3)	The beneficial ownership percentage is based on a total of 573,650,725 shares of Class A Common Stock outstanding as of November 1, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the Securities and Exchange Commission on November 8, 2023.

CUSIP No. 771049 10 3	Page 19 of 21

Introductory Note: This statement on Schedule 13G is being filed by the Reporting Persons in respect of Class A Common Stock of Roblox Corporation (the “Issuer”).

Item 1(a)	Name of Issuer

Roblox Corporation

Item 1(b)	Address of Issuer's Principal Executive Offices

970 Park Place

San Mateo, California, 94403

Item 2(a)	Name of Person Filing

Altos Ventures IV, L.P. (“Altos IV”)

Altos Ventures IV Liquidity Fund, L.P. (“Altos IV LF”)

Altos Roblox SPV 1, LLC (“AR SPV 1”)

Altos Roblox SPV 2, LLC (“AR SPV 2”)

Altos Ventures IV Reserve Fund, L.P. (“Altos IV RF”)

Altos Roblox SPV 2020, LLC (“AR SPV 2020”)

Altos Hybrid 2, L.P. (“Altos Hybrid 2”)

Altos Hybrid 4, L.P. (“Altos Hybrid 4”)

Altos Management Partners IV, LLC (“Altos IV GP”)

Altos Hybrid 2 GP, LLC (“Altos Hybrid 2 GP”)

Altos Hybrid 4 GP, LLC (“Altos Hybrid 4 GP”)

Altos Roblox Management Partners, LLC (“Altos Roblox Management”)

Altos Roblox 2020 Management Partners, LLC (“AR 2020 Management”)

Altos Ventures Management, Inc. (“AVMI”)

Anthony P. Lee (“Lee”)

Han Kim (“Kim”)

Hodong Nam (“Nam”)

Item 2(b)	Address of Principal Business Office or, if none, Residence

250 California Drive, Floor 4

Burlingame, CA 94010

Item 2(c)	Citizenship

Altos IV—Delaware

Altos IV LF—Delaware

AR SPV 1—Delaware

AR SPV 2—Delaware

Altos IV RF—Delaware

AR SPV 2020—Delaware

Altos Hybrid 2—Delaware

Altos Hybrid 4—Delaware

Altos IV GP—Delaware

Altos Hybrid 2 GP—Delaware

Altos Hybrid 4 GP—Delaware

Altos Roblox Management—Delaware

AR 2020 Management—Delaware

AVMI—California

Lee—United States of America

Kim—United States of America

Nam—United States of America

Item 2(d)	Title of Class of Securities

Class A Common Stock, $0.0001 par value

CUSIP No. 771049 10 3	Page 20 of 21

Item 2(e)	CUSIP Number

771049 10 3

Item 3	Not applicable.

Item 4	Ownership

(a)	Amount beneficially owned: See line 9 of pages 2 to 18, which are hereby incorporated by reference
(b)	Percent of class: See line 11 of pages 2 to 18, which are hereby incorporated by reference
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote See line 5 of pages 2 to 18, which are hereby incorporated by reference
	(ii)	Shared power to vote or to direct the vote See line 6 of pages 2 to 18, which are hereby incorporated by reference
	(iii)	Sole power to dispose or to direct the disposition of See line 7 of pages 2 to 18, which are hereby incorporated by reference
	(iv)	Shared power to dispose or to direct the disposition of See line 8 of pages 2 to 18, which are hereby incorporated by reference

Item 5	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6	Ownership of More than Five Percent of Another Person

Not applicable.

Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company

Not applicable.

Item 8	Identification and Classification of Members of the Group

Not applicable.

Item 9	Notice of Dissolution of Group

Not applicable.

Item 10	Certification

Not applicable.

CUSIP No. 771049 10 3	Page 21 of 21

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

February 14, 2024

Altos Ventures IV, L.P.
Altos Ventures IV Liquidity Fund, L.P.
Altos Ventures IV Reserve Fund, L.P.
By Altos Management Partners IV, LLC, their General Partner
By:	/s/ Anthony P. Lee
Anthony P. Lee, Managing Director

ALTOS MANAGEMENT PARTNERS IV, LLC
By:	/s/ Anthony P. Lee
Anthony P. Lee, Managing Director

Altos Hybrid 2, L.P.
By Altos Hybrid 2 GP, LLC, its General Partner
By:	/s/ Anthony P. Lee
Anthony P. Lee, Managing Director

ALTOS HYBRID 2 GP, LLC
By:	/s/ Anthony P. Lee
Anthony P. Lee, Managing Director

Altos Hybrid 4, L.P.
By Altos Hybrid 4 GP, LLC, its General Partner
By:	/s/ Anthony P. Lee
Anthony P. Lee, Managing Director

ALTOS HYBRID 4 GP, LLC
By:	/s/ Anthony P. Lee
Anthony P. Lee, Managing Director

ALTOS ROBLOX SPV 1, LLC
ALTOS ROBLOX SPV 2, LLC
By Altos Roblox Management Partners, LLC, their Manager
By:	/s/ Anthony P. Lee
Anthony P. Lee, Managing Member

ALTOS ROBLOX MANAGEMENT PARTNERS, LLC
By:	/s/ Anthony P. Lee
Anthony P. Lee, Managing Member

ALTOS ROBLOX SPV 2020, LLC
By Altos Roblox 2020 Management Partners, LLC, its Manager
By:	/s/ Anthony P. Lee
Anthony P. Lee, Managing Member

ALTOS ROBLOX 2020 MANAGEMENT PARTNERS, LLC
By:	/s/ Anthony P. Lee
Anthony P. Lee, Managing Member

ALTOS VENTURES MANAGEMENT, INC.
By:	/s/ Anthony P. Lee
Anthony P. Lee, Vice President

/s/ Anthony P. Lee
ANTHONY P. LEE

/s/ Han Kim
HAN KIM

/s/ Hodong Nam
HODONG NAM